Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
MAXUM PETROLEUM HOLDINGS, INC.

Pursuant to Sections 242 and 245 of the
Delaware General Corporation Law

          Maxum Petroleum Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
          1. The name of the Corporation is Maxum Petroleum Holdings, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on August 3, 2007.
          2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.
          3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.
          4. Upon the filing (the “Effective Time”) of this Amended and Restated Certificate of Incorporation pursuant to the DGCL, each share of the Corporation’s common stock, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified as and changed into [    ] shares of validly issued, fully paid, and non-assessable Common Stock authorized by Article FOURTH of this Amended and Restated Certificate of Incorporation, without any action by the holder thereof (the “Reclassification”). Each certificate that theretofore represented a share or shares of Old Common Stock shall thereafter represent that number of shares of Common Stock into which the share or shares of Old Common Stock represented by such certificate shall have been reclassified.
          5. The text of the Certificate of Incorporation is amended and restated in its entirety as follows:
          FIRST: The name of the Corporation is Maxum Petroleum Holdings, Inc. (the “Corporation”).
          SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL as set forth in Title 8 of the Delaware Code.
          FOURTH:
          A. Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 505,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
          B. Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:
               (a) Ranking. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, the powers, preferences and rights of the holders of Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical.
               (b) Voting. Except as otherwise expressly required by law or provided in this Amended and Restated Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of any outstanding shares of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of the Common Stock standing in such holder’s name on the stock transfer records of the Corporation.
               (c) No Cumulative Voting. Holders of shares of Common Stock shall not have cumulative voting rights.
               (d) Dividends; Stock Splits. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.
               (e) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them.

               (f) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
          C. Preferred Stock. (A) The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions; and (B) There is hereby created a series of Preferred Stock, designated Series A Junior Participating Preferred Stock having the terms, rights and privileges set forth in Exhibit A attached hereto.
          D. Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.
          FIFTH: The purpose of this article is to limit ownership and control of any class or series of shares of the capital stock of the Corporation by Aliens, and to limit the Alien status of certain officers and directors, in order to permit the Corporation and/or its Subsidiaries or Controlled Persons to conduct their business as U.S. Maritime Companies.
          Section 1. Restriction on transfers. Any transfer, or attempted or purported transfer, of any class or series of shares of capital stock issued by the Corporation or any interest therein or right thereof, which would result in the ownership or control by one or more Aliens of an aggregate percentage of any class or series of shares of capital stock of the Corporation or of any interest therein or right thereof in excess of the Permitted Percentage will, until such excess no longer exists, be void and will be ineffective as against the Corporation and the Corporation will not recognize, to the extent of such excess, the purported transferee as a stockholder of the

Corporation for any purpose other than the transfer of such excess to a person who is not an Alien; provided, however, that such shares, to the extent of such excess, may nevertheless be deemed to be Alien owned shares for the purposes of this Article FIFTH.
     The Board of Directors is hereby authorized to adopt such bylaws and resolutions, and to effect any and all other measures reasonably necessary or desirable (consistent with applicable law and the provisions of the Certificate of Incorporation) to fulfill the purpose and implement the provisions of this Article FIFTH, including without limitation, obtaining, as a condition precedent to the transfer of shares on the records of the Corporation, representations and other proof as to the identity and citizenship of existing or prospective stockholders and persons on whose behalf shares of any class or series of capital stock of the Corporation or any interest therein or right thereof are or are to be held or establishing and maintaining a dual stock certificate system under which different forms of stock certificates, representing outstanding shares of capital stock of the Corporation, are issued to the holders of record of the shares represented thereby to indicate whether or not such shares or any interest therein or right thereof are owned or controlled by an Alien.
     Section 2. Suspension of voting, dividend and distribution rights with respect to Alien owned stock. No shares of the outstanding capital stock of the Corporation or any class or series thereof held by or for the benefit of any Alien determined to be in excess of the Permitted Percentage in accordance with this Section 2 of this Article FIFTH (such shares referred to herein as the “Excess Shares”) will, until such excess no longer exists, be entitled to receive or accrue any rights with respect to any dividends or other distributions of assets declared payable or paid to the holders of such capital stock during such period. Furthermore, no Excess Shares will be entitled to vote with respect to any matter submitted to stockholders of the Corporation so long as such excess exists. If Excess Shares exist, the shares deemed included in such Excess Shares for purposes of this Section 2 of this Article FIFTH will be those Alien-owned shares that the Board of Directors determines became so owned most recently.
     Section 3. Redemption of Shares. The Corporation, by action of the Board of Directors, shall have the power, but not the obligation, to redeem Excess Shares subject to the following terms and conditions: (a) the per share redemption price to be paid for the Excess Shares shall be the sum of (A) the Fair Market Value of such shares of capital stock plus (B) an amount equal to the amount of any dividend or distribution declared in respect of such shares prior to the date on which such shares are called for redemption and which amount has been withheld by the Corporation pursuant to Section 2 of this Article FIFTH (the “Redemption Price”); (b) the Redemption Price shall be paid either in cash (by bank or cashier’s check) or by the issuance of Redemption Notes, as determined by the Board of Directors, in its discretion; (c) the Excess Shares to be redeemed shall not exceed the number necessary to reduce the percentage of shares of capital stock of the Corporation or applicable class or series thereof owned by Aliens, in the aggregate, to the Permitted Percentage; provided that the Corporation may adjust upward to the nearest whole share the number of shares to be redeemed so as not to be required to redeem or issue fractional shares; and provided further, that if the Corporation is redeeming some, but not all, of the Excess Shares, the Excess Shares to be redeemed shall be the Excess Shares that the Board of Directors determines became so owned most recently. (d) written notice of the date of redemption (the “Redemption Date”) together with a letter of transmittal to accompany certificates evidencing shares of stock which are surrendered for redemption shall be given by first class mail, postage prepaid, mailed not less than 10 days prior to the Redemption Date to each holder of record of the selected shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Corporation (unless such notice is waived in writing by any such holders) (the “Redemption Notice”); (e) all right, title and interest of record holders in respect of the shares so selected for redemption (including, without limitation, voting and dividend rights), except for the right to receive the Redemption Price, shall terminate as of the later of (A) the Redemption Date or (B) the date on which the funds or Redemption Notes necessary to effect the redemption have been irrevocably deposited in trust for the benefit of such record holders; (f) each Redemption Notice shall specify (A) the Redemption Date, (B) the number and class of shares of capital stock to be redeemed from such holder (and the certificate number(s) evidencing such shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such shares are to be surrendered for cancellation against the simultaneous payment of the Redemption Price, (E) any instructions as to the endorsement or assignment for transfer of such certificates and the completion of the accompanying letter of transmittal; and (F) the fact that all right, title and interest in respect of the shares so selected for redemption (including, without limitation, voting and dividend rights), except for the right to receive the Redemption Price, shall terminate as provided in clause (e) of this Section 3; and (g) upon surrender of the certificates for any shares so redeemed in accordance with the Requirements of the Redemption Notice and accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the owner of such shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates) shall be issued representing the shares not redeemed without cost to the holder thereof.
     Section 4. Severability. Each provision of this Article FIFTH is intended to be severable from every other provision. If any one or more of the provisions contained in this Article FIFTH is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article FIFTH shall not be affected, and this Article FIFTH shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained therein.
     Section 5. Citizenship of Officers and Directors. Except as otherwise permitted by or consistent with the laws and regulations applicable to U.S. Maritime Companies, as amended or modified from time to time, (a) at no time shall more than a minority of the number of directors of the Corporation necessary to constitute a quorum of the board of directors or any committee thereof be Aliens, and (b) at no time shall the chairman of the board or the chief executive officer (or any vice president or other person authorized to act in the absence or disability of the chief executive officer) be an Alien.
     Section 6. Definitions.
     “Alien” means (a) an individual who was not born in the United States, naturalized, or otherwise qualified as a United States citizen; (b) a partnership in which all of its general partners are not citizens of the United States or less than 75% of the interest in the partnership is owned by citizens of the United States; (c) a trust in which each of its trustees is not a citizen of the United States, or each beneficiary with an enforceable interest in the trust is not a citizen of the United States, or less than 75% of the interest in the trust is owned by citizens of the United States; (d) an association or joint venture if each of its members is not a citizen of the United States; (e) a corporation if (1) it is not incorporated under the laws of the United States or of a State of the United States or a political subdivision thereof or any territory or possession of the United States, or (2) its chief executive officer, by whatever title, or its chairman of the board of directors are not citizens of the United States, or (3) more of its directors are non-citizens than a minority of the number necessary to constitute a quorum, or (4) less than 75% of the interest in the corporation is owned by citizens of the United States; and (f) any of the entities described in (b)-(e) above that does not qualify as a U.S. citizen authorized to own and operate vessels in the coastwise trade of the United States under 46 U.S.C. § 50501, 46 U.S.C. Chapter 121, 46 C.F.R. §§ 67.30-67.47, 46 C.F.R. § 355, or other applicable federal laws and regulations, as amended, modified or supplemented. With respect to a limited liability company, an “Alien” shall mean an entity that (X) if member managed, all members of the limited liability company are not citizens of the United States; provided, however, that if the limited liability company is comprised of one or more managing members and one or more non-managing members, each managing member is not a citizen of the United States, or less than 75% of the interest in the limited liability company at each tier of ownership is owned by citizens of the United States, or non-U.S. citizens have the authority or power, whether through membership ownership, trust or fiduciary obligations, voting, contract, understanding, veto power or otherwise, to exercise more than a 25% interest in such limited liability company, and (Y) if managed by a board of directors or managers, any person who holds a position equivalent to the chief executive officer, by whatever title, any person authorized to act in the absence or disability of such chief executive officer, or the chairman of the board of managers or directors is not a citizen of the United States; or more of its board of directors or managers are non-U.S. citizens than a minority of the number necessary to constitute a quorum of such board or any committee thereof or less than 75% of the interest in the limited liability company at each tier of ownership is owned by citizens of the United States; or non-U.S. citizens have the authority or power, whether through membership ownership, trust or fiduciary obligations, voting, contract, understanding, veto power or otherwise, to exercise more than a 25% interest in such limited liability company.
     “Controlled Person” means any corporation, limited liability company or partnership of which the Corporation or any Subsidiary owns or controls an interest in excess of 25%.
     “Fair Market Value” shall mean the average Market Price of one share of stock for the 20 consecutive trading days next preceding the date on which a Redemption Notice is sent pursuant to clause (d) of Section 3 of this Article FIFTH. The “Market Price” for a particular day shall mean (i) the last reported sales price, regular way, or in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange, Inc. (“NYSE”) composite tape; and (ii) if the Common Stock is not then listed or admitted to unlisted trading privileges on the NYSE, as reported on the consolidated reporting system of the principal national securities exchange (then registered as such pursuant to Section 6 of the Securities Exchange Act of 1934, as amended) on which the Common Stock is then listed or admitted to unlisted trading privileges; and (iii) if the Common Stock is not then listed or admitted to unlisted trading privileges on the NYSE or any national securities exchange, as included for quotation through the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) National Market System; and (iv) if the stock if not then listed or admitted to unlisted trading privileges on the NYSE or on any national securities exchange, and is not then included for quotation through the NASDAQ National Market System, (A) the average of the closing “bid” and “asked” prices on such day in the over-the-counter market as reported by NASDAQ or, (B) if “bid” and “asked” prices for the Common Stock on such day shall not have been reported on NASDAQ, the average of the “bid” and “asked” prices for such day as furnished by any NYSE member firm regularly making a market in and for the Common Stock. If the Corporation’s Common Stock ceases to be publicly traded, the Fair Market Value thereof shall mean the fair value of one share of Common Stock as determined in good faith by the Board of Directors, which determination shall be conclusive.
     “Permitted Percentage” means 19.99% of the outstanding shares of the capital stock of the Corporation, or any class thereof.
     “Redemption Notes” shall mean interest bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such promissory note as published in The Wall Street Journal or comparable publication at the time of the issuance of the promissory note.
     “Subsidiary” means any corporation or limited liability company more than 50% of the outstanding equity interest of which is owned by the Corporation or any Subsidiary of the Corporation.
     “U.S. Maritime Company” means any corporation or other entity which, directly or indirectly (1) owns or operates vessels in the United States coastwise trade, intercoastal trade or noncontiguous domestic trade; (2) owns or operates any vessel built with construction differential subsidies from the United States Government (or any agency thereof); (3) is a party to a maritime security program agreement with the United States Government (or any agency thereof) on account of ships owned, chartered or operated by it; (4) owns any vessel on which there is a preferred mortgage issued in connection with Title XI of the Merchant Marine Act of 1936, as amended; (5) operates vessels under agreement with the United States Government (or any agency thereof); (6) conducts any activity, takes any action or receives any benefit which would be adversely affected under any provision of the U.S. maritime, shipping or vessel documentation laws by virtue of Alien ownership of its stock; or (7) maintains a Capital Construction Fund under the provisions of Section 607 of the Merchant Marine Act of 1936, as amended.
          SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
          A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
          B. The directors shall have the power to make, alter, amend, change, add to, or repeal the By-Laws of the Corporation.
          C. The Board of Directors shall consist of not less than three or more than fifteen members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. Election of directors need not be by written ballot unless the By-Laws so provide.
          D. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2008 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2009 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2010 annual meeting. At each succeeding annual meeting of stockholders beginning in 2008, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.
          E. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any director may resign at any time in accordance with the By-Laws.
          F. Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause at a meeting of stockholders at which a quorum is present and only by the affirmative vote of the holders of at least two-thirds of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by the terms of such class or series of such Preferred Stock.

          G. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and the By-Laws of the Corporation.
          SEVENTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
          EIGHTH: To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and any of NCA II Management, LLC, RBCP Energy Fund Investments, LP, Waud Capital Partners, L.L.C. and their respective affiliates (collectively, the “Sponsors”), the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to any of the Sponsors or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH. Neither the alteration, amendment or repeal of this Article EIGHTH nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.
          NINTH: Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, except that directors may not be elected by action of stockholders without a meeting of stockholders other than by unanimous written consent or pursuant to a plan of merger or consolidation. The Secretary of the Corporation shall file such consent or consents, or certify the tabulation of such consents and file such certificate, with the minutes of the meetings of the stockholders.
          TENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.
          The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article TENTH to directors and officers of the Corporation.
          The rights to indemnification and to the advance of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
          Any repeal or modification of this Article TENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
          ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.
          TWELFTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws.

          THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Corporation’s By-Laws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Article FIFTH, Article SIXTH, Article SEVENTH and Article EIGHTH of this Amended and Restated Certificate of Incorporation or this Article THIRTEENTH.
          FOURTEENTH: The Corporation shall not to be governed by the provisions of Section 203 of the DGCL.

          IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this       day of          , 2008.

MAXUM PETROLEUM HOLDINGS, INC.
By:
Name:
Title:

Exhibit A
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be l.
Section 2. Dividends and Distributions.
     (A) The holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the l day of l, l, l and l in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.01 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after [    ], 2008 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.01 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding

1

the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:
(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(C) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

2

(ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.
(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.
(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (C) to

3

directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence. (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.
(D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
Section 4. Certain Restrictions.
(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock; (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of

4

the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
Section 6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $100 per share of Series A Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.
(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

5

(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.
Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
Section 10. Amendment. At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, neither the Amended and Restated Certificate of Incorporation of the Corporation nor this Certificate of Designation shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.
Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

6